Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

                                                                    May 13, 1998

                "SOUTHERN & NEUTRINO SIGN ACQUISITION AGREEMENT"

HOUSTON -- Southern Mineral Corporation (NASDAQ:SMIN) of Houston and Neutrino Resources, Inc. (Toronto Stock Exchange:NTO) of Calgary announce that they have signed a definitive agreement for the acquisition of Neutrino by Southern for cash consideration of Cdn. $1.80 per share. Total cash consideration is estimated to be U.S. $40 million (Cdn. $57.4 million). In addition, Southern would be assuming Neutrino's bank debt and working capital deficiency, which was approximately Cdn. $21.5 million as of March 31, 1998 (U.S. $15 million).

The transaction has been approved by the Board of Directors of both companies. Southern has indicated its desire to retain the current employees and management of Neutrino. The definitive agreement embodies a lock-up arrangement with officers, directors and significant shareholders. Neutrino has agreed to a breakup fee representing 5% of the total consideration available to shareholders. Closing is scheduled on or before June 30, 1998.

Based on independent engineering evaluations, Neutrino's total proved reserves as of January 1, 1998 were 37.4 billion cubic feet of natural gas and 6,146,000 barrels of oil and natural gas liquids for a total of 74.3 billion cubic feet equivalent (oil and liquids are converted to gas at 6,000 cubic feet for each barrel). The proposed transaction would increase Southern's total proved reserves by 78% from an end of the first quarter internal estimate of 94.8 billion cubic feet equivalent to 169 billion cubic feet equivalent.

During the fourth quarter of 1997, Neutrino produced an average of 12.4 million cubic feet of natural gas and 2,020 barrels of oil and natural gas liquids per day for a total of 24.5 million cubic feet equivalent of daily production. The proposed acquisition would increase Southern's daily production to more than 50 million cubic feet equivalent.

The proposed acquisition of Neutrino also increases Southern's undeveloped land holdings in Canada by more than 400% from 14,695 net acres to 74,670 net acres. Neutrino also holds an extensive data base of two and three dimensional seismic.

Southern Mineral Corporation is an oil and gas acquisition, exploration and production company that owns interests in oil and gas properties located along the Gulf Coast, Mid-Continent, Canada and Ecuador. The Company is listed on the NASDAQ National Market under the symbol SMIN. Neutrino is listed on The Toronto Stock Exchange (trading symbol "NTO").

CONTACT SOUTHERN MINERAL CORPORATION:           CONTACT NEUTRINO RESOURCES, INC.
James H. Price                                                     Jeff Arsenych
Vice President-Finance                                         President and CEO
1201 Louisiana, Suite 3350                    300 - 5th Avenue, S.W., Suite 1400
Houston, Texas 77002-5609                               Calgary, Alberta T2P 3C4
(713) 658-9444                                                    (403) 215-3500